CitiFirst

PERFORMANCE

NOTES | DEPOSITS | CERTIFICATES

Autocallable Contingent Coupon Equity Linked Securities Based on the EURO STOXX 50® Index
Due September 27, 2018

Citigroup Inc.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee
September 24, 2013

Citigroup Inc.	September 24, 2013 Medium-Term Senior Notes, Series H Pricing Supplement No. 2013-CMTNH0161 Filed pursuant to Rule 424(b)(2) Registration No. 333-172562
Autocallable Contingent Coupon Equity Linked Securities Based on the EURO STOXX 50® Index
Due September 27, 2018
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The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc.  The securities offer the potential for quarterly coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity.  In exchange for this higher potential yield, you must be willing to accept the risks that (i) your actual yield may be lower than the yield on our conventional debt securities of the same maturity because you may not receive one or more, or any, contingent coupon payments; (ii) your actual yield may be negative because you may receive significantly less than the stated principal amount of your securities at maturity; and (iii) the securities may be automatically redeemed prior to maturity beginning two years after the issue date.  Each of these risks will depend on the performance of the EURO STOXX 50® Index (the “underlying index”), as described below.  Although you will be exposed to downside risk with respect to the underlying index, you will not participate in any appreciation of the underlying index or receive any dividends paid on the stocks included in the underlying index.

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Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we default on our obligations.  All payments on the securities are subject to the credit risk of Citigroup Inc.

KEY TERMS
Aggregate stated principal amount:	$3,758,000
Stated principal amount:	$1,000 per security
Underlying index:	EURO STOXX 50® Index (Ticker symbol: SX5E)
Pricing date:	September 24, 2013
Issue date:	September 27, 2013
Maturity date:	Unless earlier redeemed, September 27, 2018
Valuation dates:
The 24th day of each March, June, September and December, beginning on December 24, 2013 and ending on September 24, 2018 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur

Contingent coupon payment dates:	For any valuation date, the fifth business day after such valuation date, except that the contingent coupon payment date for the final valuation date will be the maturity date
Contingent coupon:
On each quarterly contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon equal to 1.25% of the stated principal amount of the securities (equal to an annualized rate of 5.00%) if and only if the closing level of the underlying index on the related valuation date is greater than or equal to the coupon barrier level.  If the closing level of the underlying index on any quarterly valuation date is less than the coupon barrier level, you will not receive any contingent coupon payment on the related contingent coupon payment date.

Automatic early redemption:
If, on any valuation date beginning September 24, 2015 and prior to the final valuation date, the closing level of the underlying index is greater than or equal to the initial index level, each security you then hold will be automatically redeemed on the related contingent coupon payment date for an amount in cash equal to $1,000 plus the related contingent coupon payment.

Payment at maturity per security:
If the securities are not automatically redeemed prior to maturity, you will be entitled to receive at maturity for each security you then hold an amount in cash equal to:
●      If the final index level is greater than or equal to the final barrier level: $1,000 plus the contingent coupon payment due at maturity
●      If the final index level is less than the final barrier level: $1,000 multiplied by the index performance factor
If the final index level is less than the final barrier level, you will receive less, and possibly significantly less, than 70% of the stated principal amount of your securities at maturity, and you will not receive any contingent coupon payment at maturity.

Initial index level:	2,922.93, the closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the final valuation date
Coupon barrier level:	2,046.05, 70% of the initial index level
Final barrier level:	2,046.05, 70% of the initial index level
Index performance factor:	The final index level divided by the initial index level
CUSIP / ISIN:	1730T0UZ0 / US1730T0UZ01
Listing:	The securities will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting Fee(2)	Proceeds to Issuer(2)
Per security:	$1,000	$22.50	$977.50
Total:	$3,758,000	$84,555	$3,673,445
(1) On the date of this pricing supplement, the estimated value of the securities is $941.60 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.
(2) The underwriting fee is variable but will not exceed $22.50 per security. The per security proceeds to issuer above represent the minimum per security proceeds to Citigroup Inc., assuming the maximum per security underwriting fee.  The total underwriting fee and proceeds to issuer above give effect to the actual amount of this variable underwriting fee.  For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the following hyperlinks:

Product Supplement No. EA-04-01 dated August 22, 2013    Underlying Supplement No. 2 dated December 27, 2012
Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the on the EURO STOXX 50® Index Due September 27, 2018

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a coupon payment date as well as your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Index,” and not in this pricing supplement.  The accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Hypothetical Examples

The table below illustrates hypothetical total returns you might receive on the securities for a range of hypothetical final index levels and a varying number of contingent coupon payments hypothetically received over the term of the securities, assuming the securities are not automatically redeemed prior to maturity. You should understand that the term of the securities, and your opportunity to receive the contingent coupon payments on the securities, may be limited to as short as two years by the automatic call feature of the securities, which is not reflected in the table below. The hypothetical total return figures in the table below represent a total return on your investment if the securities are held to maturity, and do not represent an annualized return. The outcomes illustrated in the table below are not exhaustive, and your actual total return on the securities may differ from any example illustrated below. For ease of analysis, figures in the table below have been rounded.

The table below is based on the following values and assumptions in order to illustrate how the securities work:

Initial index level:	2,922.93 (the closing level of the underlying index on the pricing date)
Final barrier level:	2,046.05 (70.00% of the initial index level)
Contingent coupon:	1.25% (equivalent to 5.00% per annum) of the stated principal amount, paid quarterly

Hypothetical final index level	Hypothetical percentage change from initial index level to final index level	Hypothetical payment at maturity1 per security	Hypothetical total return on the securities2 if the closing level of the underlying index is greater than or equal to the coupon barrier level on:
			All valuation dates	15 valuation dates	10 valuation dates	5 valuation dates	No valuation date
3,361.37	15.00%	$1,000.00	25.00%	18.75%	12.50%	6.25%	0.00%
2,922.93	0.00%	$1,000.00	25.00%	18.75%	12.50%	6.25%	0.00%
2,484.49	–15.00%	$1,000.00	25.00%	18.75%	12.50%	6.25%	0.00%
2,046.05	–30.00%	$1,000.00	25.00%	18.75%	12.50%	6.25%	0.00%
2,045.47	–30.02%	$699.82	N/A	–11.27%	–17.52%	–23.77%	–30.02%
1,461.47	–50.00%	$500.00	N/A	–31.25%	–37.50%	–43.75%	–50.00%
730.73	–75.00%	$250.00	N/A	–56.25%	–62.50%	–68.75%	–75.00%
0.00	–100.00%	$0.00	N/A	–81.25%	–87.50%	–93.75%	–100.00%

1 Excluding the final contingent coupon payment, if any.
2 The hypothetical total return on the securities is calculated as (a) (i) the payment at maturity (excluding the final contingent coupon payment, if any) per security plus the aggregate contingent coupon payments per security received over the term of the securities minus (ii) the $1,000 stated principal amount per security divided by (b) the $1,000 stated principal amount per security.

September 2013	PS-2

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the on the EURO STOXX 50® Index Due September 27, 2018

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying index.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

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You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances.  If the securities are not automatically redeemed prior to maturity and the final index level is less than the final barrier level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

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You will not receive any contingent coupon payment for any quarter in which the closing level of the underlying index is less than the coupon barrier level on the related valuation date. A contingent coupon payment will be made on a contingent coupon payment date if and only if the closing level of the underlying index on the related valuation date is greater than or equal to the coupon barrier level.  If the closing level of the underlying index is less than the coupon barrier level on any quarterly valuation date, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing level of the underlying index is below the coupon barrier level on each valuation date, you will not receive any contingent coupon payments over the term of the securities.

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Higher contingent coupon rates are associated with greater risk.  The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity.  The higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates and the risk that you may receive significantly less than the stated principal amount of your securities at maturity.  The volatility of the underlying index is an important factor affecting this risk.  Greater expected volatility of the underlying index as of the pricing date may result in a higher contingent coupon rate, but it also represents a greater expected likelihood as of the pricing date that the closing level of the underlying index will be less than the coupon barrier level on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities and that the closing level of the underlying index will be less than the final barrier level on the final valuation date, such that you will not be repaid the stated principal amount of your securities at maturity.

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You may not be adequately compensated for assuming the downside risk of the underlying index.  The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the underlying index, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates.  Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the underlying index, but also for all of the other risks of the securities, including the risk that the securities may be automatically redeemed prior to maturity, interest rate risk and our credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the underlying index.

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The securities may be automatically called prior to maturity, limiting your opportunity to receive contingent coupon payments.  On any valuation date beginning on September 24, 2015 and prior to the final valuation date, the securities will be automatically called if the closing level of the underlying index on that valuation date is greater than or equal to the initial index level. Thus, the term of the securities may be limited to as short as two years.  If the securities are called prior to maturity, you will

September 2013	PS-3

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the on the EURO STOXX 50® Index Due September 27, 2018

not receive any additional contingent coupon payments. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

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The securities offer downside exposure to the underlying index, but no upside exposure to the underlying index. You will not participate in any appreciation in the level of the underlying index over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlying index over the term of the securities.

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The performance of the securities will depend on the closing level of the underlying index solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying index.  Whether the contingent coupon will be paid for any given quarter and whether the securities will be automatically redeemed on any valuation date beginning on September 24, 2015 will depend on the closing level of the underlying index solely on the applicable quarterly valuation dates, regardless of the closing level of the underlying index on other days during the term of the securities.  If the securities are not automatically redeemed, what you receive at maturity will depend solely on the closing level of the underlying index on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing level of the underlying index on a limited number of dates, the securities will be particularly sensitive to volatility in the closing level of the underlying index.  You should understand that the underlying index has historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

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The securities will not be listed on any securities exchange and you may not be able to sell your securities prior to maturity.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis.  Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity.  Accordingly, an investor must be prepared to hold the securities until maturity.

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The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price.  The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price.  These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities.  These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you.  The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities.  See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

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The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index, the dividend yields on the stocks included in the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours.  Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities.  Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes.  You should not invest in the securities because of the estimated value of the securities.  Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

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The estimated value of the securities would be lower if it were calculated based on our secondary market rate.  The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate.  If the estimated value included in this pricing supplement were based on our

September 2013	PS-4

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the on the EURO STOXX 50® Index Due September 27, 2018

secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not the same as the coupon that is payable on the securities.

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The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.  Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor.  Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used.  In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the securities will be less than the issue price.

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The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of the securities prior to maturity will fluctuate based on the level and volatility of the underlying index and a number of other factors, including the price and volatility of the stocks included in the underlying index, the dividend yields on the stocks included in the underlying index, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

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Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.  The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period.  See “Valuation of the Securities” in this pricing supplement.

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Our offering of the securities does not constitute a recommendation of the underlying index.  The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks included in the underlying index or in instruments related to the underlying index, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying index. These and other activities of our affiliates may affect the levels of the underlying index in a way that has a negative impact on your interests as a holder of the securities.

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The underlying index is subject to risks associated with the Eurozone. The companies whose stocks constitute the underlying index are leading companies in the Eurozone.  A number of countries in the Eurozone are undergoing a financial crisis affecting their economies, their ability to meet their sovereign financial obligations and their financial institutions.  Countries in the Eurozone that are not currently experiencing a financial crisis may do so in the future as a result of developments in other Eurozone countries. The economic ramifications of this financial crisis, and its effects on the companies that make up the underlying index, are impossible to predict. This uncertainty may contribute to significant volatility in the underlying index, and adverse developments affecting the Eurozone may affect the underlying index in a way that adversely affects the value of and return on the securities.  Furthermore, you should understand that there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies.

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The underlying index performance will not be adjusted for changes in the exchange rate between the Euro and the U.S. dollar.  The underlying index is composed of stocks traded in Euros, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar.  However, the performance of the underlying index and the value of your securities will not be adjusted for exchange rate fluctuations.  If the Euro appreciates relative to the U.S. dollar over the term of the securities, your return on the securities will underperform an alternative investment that offers exposure to that appreciation in addition to the change in the level of the underlying index.

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The levels of the underlying index may be affected by our or our affiliates’ hedging and other trading activities.  We have hedged our obligations under the securities through CGMI or other of our affiliates, who likely take positions directly in the stocks included in the underlying index or in instruments related to the underlying index. Our affiliates also trade the stock included in the underlying index and other financial instruments related to the underlying index on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These

September 2013	PS-5

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the on the EURO STOXX 50® Index Due September 27, 2018

activities could affect the levels of the underlying index in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

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We and our affiliates may have economic interests that are adverse to those of the holders of the securities as a result of our affiliates’ business activities.  Our affiliates may currently or from time to time engage in business with the issuers of the stocks included in the underlying index, including extending loans to, making equity investments in or providing advisory services to those issuers. In the course of this business, we or our affiliates may acquire non-public information about those issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

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The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events or the discontinuance of the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

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Adjustments to the underlying index may affect the value of your securities. STOXX Limited (the “index publisher”) may add, delete or substitute the stocks included in the underlying index or make other methodological changes that could affect the level of the underlying index. The index publisher may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as a holder of the securities.

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There is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below.  If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  As described in the accompanying product supplement under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As described in accompanying product supplement under “United States Federal Tax Considerations,” in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

Information about the Underlying Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the securities. For more information, see “Equity Index Descriptions—EURO STOXX 50® Index—License Agreement with STOXX Limited” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the underlying index.

September 2013	PS-6

Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the on the EURO STOXX 50® Index Due September 27, 2018

The securities represent obligations of Citigroup Inc. only. The index publisher is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index.

Historical Information

The closing level of the underlying index on September 24, 2013 was 2,922.93.

The graph below shows the closing levels of the underlying index for each day such level was available from January 2, 2008 to September 24, 2013.  We obtained the closing levels from Bloomberg L.P., without independent verification.  You should not take the historical levels of the underlying index as an indication of future performance.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities, for U.S. federal income tax purposes, as a unit comprising (i) an option written by you that, if exercised, requires you to receive an amount determined by reference to the performance of the underlying index (the “Put Option”) and (ii) a deposit with us of a fixed amount of cash equal to the stated principal amount of the securities to secure your potential obligation under the Put Option (the “Deposit”).  In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our tax counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Under this treatment:

•	a portion of each coupon payment made with respect to the securities will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will treat 36.80% of each coupon payment as interest on the Deposit and 63.20% as Put Premium for each security.

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary interest income, while the Put Premium will not be taken into account prior to maturity or disposition of the securities.  We intend to treat the Deposit as a “variable rate debt instrument,” in which case interest on the Deposit will be taxable to you at the

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Autocallable Contingent Coupon Equity Linked Securities Based on the on the EURO STOXX 50® Index Due September 27, 2018

time it accrues or is received in accordance with your method of tax accounting.  See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities with a Term of More Than One Year” in the accompanying product supplement.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders, in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%.  Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities.  We will not be required to pay any additional amounts with respect to amounts withheld.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar securities, significant aspects of the treatment of an investment in the securities are uncertain.  In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts.” While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  If you are a Non-U.S. Holder, you should note that if withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $22.50 for each $1,000 security sold in this offering.  The actual underwriting fee will be equal to $22.50 for each security sold by CGMI directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph.  CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $22.50 for each security they sell to the public.  Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed sales commission, of $22.50 for each security they sell.  CGMI will pay the registered representatives of CGMI a fixed sales commission of $22.50 for each security they sell directly to the public.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement and prospectus supplement and “Plan of Distribution” in the accompanying prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines.  This hedging activity could affect the closing level of the underlying index and, therefore, the value of and your return on the securities.  For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond

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Citigroup Inc.
Autocallable Contingent Coupon Equity Linked Securities Based on the on the EURO STOXX 50® Index Due September 27, 2018

(the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated January 17, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on January 17, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities nor the issuance and delivery of the securities, nor the compliance by Citigroup Inc. with the terms of the securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2013 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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